Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of Clean Energy Technologies, Inc. (the “Company”) on Form S-3 Amendment No 4. (File No. 333-275127) of our report dated April 16, 2024, related to the Form S-3 Amendment No 4. with respect to our audits of the Company’s financial statements as of December 31, 2023 and for the year ended December 31, 2023. Our report dated April 16, 2024, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

May 10, 2024